CODE OF ETHICS

A.	Introduction

1.	Purpose

The Company has adopted the policies and procedures described in this section of the Manual (the “Code of Ethics” or “Code”) in an effort to maintain a policy of strict compliance with the highest standards of ethical business conduct and the provisions of applicable laws, including state and federal securities laws and regulations. In particular, Rule 204A-1 (the “Rule”) under the Advisers Act requires the Company to adopt a code of ethics containing provisions reasonably necessary to prevent Access Persons (as defined below) from engaging in any act, practice or course of business prohibited by the Rule.

“Access Person” means (i) all management personnel (officers, directors and partners) of the Company, and (ii) any other Employee of the Company who has access to information regarding the purchase or sale of securities by the Company or the portfolio holdings of any of its Clients, or who is involved in making recommendations with respect to purchases or sales of securities. The Company does not have sufficient physical or electronic barriers in place to prevent all Employees from accessing information regarding the purchase or sale of securities by the Company or the portfolio holdings of any of its Clients. As a result, the Company treats all Employees as Access Persons for the purpose of this Code.

This Code is predicated on the principle that the Company owes a fiduciary duty to its Clients. Every fiduciary has the duty and a responsibility to act in the utmost good faith and in the best interests of the Client and to always place the Client’s interests first and foremost. Accordingly, the Company’s Employees must avoid activities, interests and relationships that run contrary (or appear to run contrary) to the best interests of Clients.

In addition, this Code of Ethics has been adopted to ensure that Employees who have knowledge of the portfolio transactions will not be able to act thereon to the disadvantage of the Company or its Clients. It is the responsibility of each Employee to understand the various laws applicable to such Employee, and to conduct personal securities transactions in a manner that does not interfere with the transactions of the Company or its Clients, or otherwise take unfair advantage of the Company or its Clients.

The Code does not address every possible situation that may arise, consequently, every Employee is responsible for exercising good judgment, applying ethical principles, and bringing violations or potential violations of the Code of Ethics to the attention of the CCO. Any questions regarding the Company’s Code of Ethics should be referred to the CCO.

2.	Administration of Code

The CCO shall be responsible for all aspects of administering, and all interpretive issues arising under, this Code. The CCO is responsible for considering any requests for exceptions to, or exemptions from, the Code. Any exceptions to, or exemptions from, the Code shall be subject to such additional procedures, reviews and reporting as may be deemed appropriate by the CCO.

3.	Reporting of Violations

It is the policy of the Company that any violation of applicable laws and of this Code shall be immediately reported to the CCO. An Employee must not conduct individual investigations, unless authorized to do so by the CCO. If an Employee who in good faith raises an issue regarding a possible violation of law, regulation or Company policy or any suspected illegal or unethical behavior, the Company will strive to keep confidential the identity of any such Employee. Complete confidentiality may not be possible in every case, however, where investigation and regulatory reporting may be required. Nonetheless, the Company will not permit retribution, harassment or intimidation of any Employee who in good faith makes any such report. In the event that the CCO determines that a violation of law has occurred or is likely, the Company will conduct an internal investigation which it will attempt to complete within sixty to ninety (60-90) days following the report by such Employee.

4.	Whistleblower Protection

Nothing in this Manual or in the Code of Ethics shall prohibit Employees from reporting possible violations of federal law or regulation to any federal, state or local governmental agency or entity including, but not limited to, the Department of Justice, the Securities and Exchange Commission, the United States Congress, and any agency Inspector General (each a “Governmental Agency” and, collectively, the “Government Agencies”), or making other disclosures that are protected under the whistleblower provisions of federal law or regulation (including, without limitation, Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act 2002). Each Employee should understand that nothing contained in this Manual or in the Code of Ethics limits an Employee’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. Furthermore, nothing in this Manual or the Code of Ethics shall limit an Employee’s right to receive an award for information provided to any Government Agencies.

Furthermore, the Trust has adopted the following policies and procedures with respect to whistleblower protection which apply to Employees of the Company:

Reporting Persons (defined below) are encouraged to submit good faith complaints regarding accounting or auditing matters without fear of dismissal or retaliation of any kind.

To facilitate the reporting of these complaints, the Trust’s Audit Committee has established the following guidelines and procedures for the receipt, retention and treatment of complaints received by the Trust regarding accounting, internal accounting controls or auditing matters (collectively, "Accounting Matters"), including the confidential, anonymous submission by Reporting Persons of concerns regarding questionable accounting or auditing matters.

Reporting Persons. "Reporting Persons" means officers of the Trust, relevant employees of the Company and any sub-advisor to the Trust, and any other provider of accounting-related services (each, an "Accounting Service Provider").

Receipt of Complaints. Persons with complaints or concerns regarding Accounting Matters may submit their complaints to the Trust’s Audit Committee Chair ("Complaint Officer"). Complaints may be submitted on an anonymous basis. Complaints should be submitted as follows:

Scope of Matters Covered by These Procedures. Questionable Accounting Matters include, without limitation:

•	fraud, misrepresentation or deliberate error in the recording and maintaining of the Trust's financial records or in the preparation, assessment, review or audit of any Trust financial statement;

•
deficiencies in, noncompliance with, or false certification in respect of the internal control over financial reporting for the Trust or the disclosure controls and procedures for the Trust relating to Accounting Matters;

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misrepresentation or false statement to, or by, a Reporting Person who is a senior officer or accountant, or to an employee of the Trust's independent registered public accounting firm (the "independent auditors") regarding a matter contained in the Trust's financial records, financial statements or audit reports;

• attempts to inappropriately influence the Trust's independent auditors; and

•	fraud or deliberate error resulting in a deviation from full and fair reporting of the Trust’s financial condition.

Treatment, Investigation and Documentation of Complaints. Upon receipt of a complaint, the Complaint Officer will, when possible, acknowledge receipt of the complaint to the person submitting the complaint. If the Complaint Officer determines that the complaint relates to Accounting Matters and deems it appropriate, the Complaint Officer shall cause an investigation into the complaint, retaining outside auditors, counsel or other experts if he or she deems appropriate. The Complaint Officer will seek to maintain confidentiality to the extent possible, consistent with the completion of a thorough review, and will endeavor to take prompt corrective action when, in his or her judgment, he or she considers such action appropriate. The Complaint Officer shall document receipt of a complaint, any investigation (or, if none, the reasons therefor) and the nature of any corrective actions taken.

No Retaliation. Neither the Trust's Board nor the Audit Committee will retaliate or tolerate any evidence of retaliation by Trust management or any other person or group, directly or indirectly, against persons who lawfully provide information in good faith in accordance with these procedures or applicable laws or rules or as otherwise specified by or pursuant to Section 806 of the Sarbanes-Oxley Act of 2002. The Complaint Officer is authorized to address any acts of retaliation, retribution or adverse action, including (1) if such acts are by an Accounting Service Provider or its Reporting Persons, recommending that the Board evaluate the relationship with the Accounting Service Provider and take any necessary action, (2) recommending to the employer of the person engaging in such conduct that disciplinary action be taken against such person or (3) recommending any other action as the Complaint Officer considers appropriate.

Provision of Notice to Accounting Service Providers and Officers of the Trust. The Complaint Officer shall provide a copy of these procedures to each Accounting Service Provider and shall direct Accounting Service Providers to provide a copy of such procedures to Reporting Persons.

Reporting and Retention of Complaints and Investigations. A periodic summary of the Complaint Officer's documentation referred to above shall be prepared for the Audit Committee, provided that any material matters shall be reported promptly to the Audit Committee and then to the Trust's independent auditors if appropriate. The Audit Committee may take such further action as it may deem appropriate.

The Trust shall maintain and preserve for a period of not less than six years, from the end of the fiscal year during which any entry was made (the first two years in an easily accessible place), copies of any written complaints and any report or documentation made by the Complaint Officer or the Audit Committee pursuant to these procedures.

5.	Recordkeeping Requirements

The Company shall maintain the following records at its principal place of business:

•	a copy of each Code in effect during the past five (5) years;

•	a record of any violation of the Code and any action taken as a result of the violation for at least five (5) years after the end of the fiscal year in which the violation occurs;

•	a copy of each personal trading report required by this Code;

•	a record of all persons required to make reports currently and during the past five (5) years;

•	a record of all persons who are or were responsible for reviewing these reports during the past five (5) years; and

•
a record of any decision and the reasons supporting that decision, to approve an person’s purchase of securities in an initial public offering or private placement, for at least five (5) years after approval.

Please see Section VI.A for more information on the Company’s recordkeeping requirements.

6.	Condition of Employment or Service with the Company

This Code of Ethics applies to each Employee of the Company. Employees shall read and understand this Code and uphold the standards in the Code in their day-to-day activities at the Company. Compliance with the Code shall be a condition of employment or continued affiliation with the Company and conduct not in accordance herewith shall constitute grounds for sanctions (including, without limitation, reprimands, restrictions on activities, disgorgement, termination of employment, or removal from office). Each Employee shall sign the acknowledgement form attached to the manual as Exhibit A indicating his or her receipt and understanding of, and agreement to comply with this Code. Such signed acknowledgement should be returned to the CCO and may be submitted electronically.

B.	Standards of Conduct

1.	Employee Conduct

The following general principles should guide the individual conduct of each Employee:

•	Employees will not take any action that will violate any applicable laws or regulations, including all federal securities laws.

•	Employees will adhere to the highest standards of ethical conduct.

•	Employees will maintain the confidentiality of all information obtained in the course of employment with the Company.

•	Employees will bring any issues reasonably believed to place the Company at risk to the attention of the CCO.

•	Employees will not abuse or misappropriate the Company’s or any Client’s assets or use them for personal gain.

•	Employees will disclose any activities that may create an actual or potential conflict of interest between the Employee, the Company and/or any Client.

•
Employees will deal fairly with Clients and other Employees and will not abuse the Employee’s position of trust and responsibility with Clients or take inappropriate advantage of his or her position with the Company.

•	Employees will comply with the Code of Ethics.

2.	Falsification or Alteration of Records

Falsifying or altering records or reports of the Company, preparing records or reports that do not accurately or adequately reflect the underlying transactions or activities of the Company or its Clients, or knowingly approving such conduct is prohibited. Examples of prohibited financial or accounting practices include:

•	Making false or inaccurate entries or statements in any Company or Client books, records, or reports that intentionally hide or misrepresent the true nature of a transaction or activity;

•	Manipulating books, records, or reports for personal gain;

•	Failing to maintain required books and records that completely, accurately, and timely reflect all business transactions;

•	Maintaining any undisclosed or unrecorded Company or Client funds or assets;

•	Using funds for a purpose other than the described purpose;

•	Making a payment or approving a receipt with the understanding that the funds will be, or have been, used for a purpose other than what is described in the record of the transaction.

3.	Competition and Fair Dealing

The Company seeks to outperform its competition fairly and honestly. The Company seeks competitive advantages through superior performance, not through unethical or illegal business practices. Stealing proprietary information, possessing trade secret information obtained without the owner’s consent, or inducing such disclosures by past or present Employees of other companies is prohibited. Each Employee should endeavor to respect the rights of and deal fairly with the Company’s Clients, vendors, service providers, suppliers, and competitors. No Employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other intentional unfair dealing practice. Employees should not falsely disparage or make unfair negative comments about its competitors or their products and services. Negative public statements concerning the conduct or performance of any former Employee of the Company should also be avoided.

C.	Prohibition Against Insider Trading

1.	Company Policy

Investment advisers and their employees often have access to material information about a public company that has not been publicly disseminated. Federal and state securities laws generally make it unlawful for any person to trade in securities of a publicly-traded issuer while in possession of material, non-public information concerning such issuer or its securities. It is also unlawful to pass material, non-public information to others (a practice known as “tipping”). The persons covered by these restrictions are not only “insiders” of publicly-traded issuers, but also any other person who, under certain circumstances, learns of material, non-public information about an issuer, such as attorneys, investment banking analysts and investment managers.

Violations of these restrictions have severe consequences for both the Company and its Employees. Trading on material, non-public information or communicating such information to others is punishable by imprisonment and criminal fines. In addition, employers may be subjected to liability for insider trading or tipping by Employees. Broker-dealers and investment advisors may be held liable for failing to take measures to deter securities laws violations where such failure is found to have substantially contributed to or permitted a violation.

In light of these rules, the Company has adopted the general policy, applicable to all Employees that an Employee may not trade in any Client or personal account in the securities of any publicly-traded issuer about which the Employee possesses material, non-public information, nor “tip” others about such information.

The laws of insider trading are continuously changing. You may legitimately be uncertain about the application of the rules contained in this Manual in a particular circumstance. Often, a single question can forestall disciplinary action or complex legal problems. You should notify the CCO immediately if you have any questions as to the propriety of any actions or about the policies and procedures contained herein.

2.	Explanation of Insider Trading

The elements of insider trading and the penalties for such unlawful conduct are discussed below. If any Employee has any questions they should consult the CCO.

What is Material Information?

“Material information” is defined generally as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company’s securities. Information that should be considered material includes, but is not limited to:

•	business combinations (such as mergers or joint ventures),
•	changes in financial results,
•	changes in dividend policy,
•	changes in earnings estimates,
•	significant litigation exposure,
•	new product or service announcements,
•	private securities offerings,
•	plans for recapitalization,
•	repurchase of shares or other reorganization plans
•	antitrust charges,
•	labor disputes,
•	pending large commercial or government contracts,
•	significant shifts in operating or financial circumstances (such as major write-offs and strikes at major plants), and
•	extraordinary business or management developments (such as key personnel changes).

Material information also may relate to the market for a company’s securities. Information about a significant order to purchase or sell securities may, in some contexts, be material. Prepublication information regarding reports in the financial press also may be material. For example, the United States Supreme Court upheld the criminal convictions of insider trading defendants who capitalized on prepublication information from The Wall Street Journal’s “Heard on the Street” column.

No simple test exists to determine when information is material; assessments of materiality involve a highly fact-specific inquiry. If you are in receipt of non-public information that you believe is not material, you should confirm such determination with the CCO.

What is Non-Public Information?

Information is non-public until it has been effectively communicated to the market place. One must be able to point to some fact to show that the information is generally public. For example, information found in a report publicly filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal or other publications of general circulation would be considered public.

If the information is not available in the general media or in a public filing, it should be treated as non-public. If you are uncertain whether or not information is non-public, you should contact the CCO.

Specific Sources of Material Non-Public Information

Below is a list of potential sources of material, non-public information that Employees of the Company my periodically access. If an Employee accesses or utilizes any of these sources of information, whether in connection with their employment duties or otherwise, they should be particularly sensitive to the possibility of receiving material non-public information about a publicly-traded company, and immediately notify the CCO if they feel that they have received material non-public information. This list is provided for general guidance and is not an exclusive list of all possible sources of material non-public information.

Contacts with Public Companies

Contacts with public companies may represent part of the Company’s research efforts. The Company may make investment decisions on the basis of conclusions formed through such contacts and analysis of publicly-available information.

Employees must be especially alert to the potential for access to sensitive information during such contacts. Information received from company representatives during a conference call that is open to the investment community is public. The disclosure of this type of information is covered by SEC Regulation FD.

Difficult legal issues arise, however, when, in the course of contacts with public companies, you become aware of material, non-public information. This could happen, for example, if a company’s Chief Financial Officer prematurely discloses quarterly results to an analyst, or an investor relations representative makes a selective disclosure of adverse news to a handful of investors. In such situations, the Company must make a judgment as to its further conduct. To protect yourself, the Company and its Clients, you should contact the CCO immediately if you believe that you may have received material, non-public information.

All calls or meetings with any employee of a public company must be reported to the CCO prior to the meeting.  To the extent that any meeting or contact is not open to the investment community, the CCO may require that an Employee issue a standard notification at the beginning of the meeting that they do not wish to receive non-public information.

Contacts with Research Consultants

Employees may wish to engage the services of a third party research firms (a “Consulting Service”), such as Gerson Lehrman, to assist in their research efforts. Generally, such Consulting Services provide access to experts (each a “Consultant”) across a variety of industries and disciplines. Employees must be especially alert to the potential for access to material non-public or confidential information during such contacts.

Any engagement of a new Consulting Service or Consultant must be pre-approved by the CCO. In addition, Employees must notify the CCO prior to each contact (whether a call or meeting) with any previously approved Consultant. The CCO will maintain a list of all Company contacts with Consultants.

The following guidelines apply to all Employee contacts with Consulting Services and Consultants:

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Prior to any conversation with a Consultant, Employees must remind or inform such Consultant that (i) the Company invests in publicly-traded securities and (ii) neither the Company nor the Employee wish to receive material, non-public information or confidential information that the Consultant is under a duty, legal or otherwise, not to disclose.

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The consultant must acknowledge that he or she is unaware of any conflict with any law, regulation or duty owed to any person or entity that may arise by providing the Company or its Employees with his or her services, or inform the Employee or the Company otherwise.

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If a Consultant inadvertently discloses material non-public information regarding any company, the Employee must contact the CCO immediately, who will determine if the company must be added to the Restricted List.

•	The CCO or a designee may chaperone calls with Consultants.

•	Employees may not discuss any company (public or private) with which a Consultant is affiliated, including but not limited to a director, trustee, officer, employee or any other known affiliation.

•	Employees are reminded of their non-disclosure obligations regarding Company information contained in the Company’s Compliance Manual.

Bank Debt

The Company may wish to invest in the bank debt of a public issuer. Investors in bank debt are often privy to material non-public information provided to lenders and investors. Should you decide to access private information of a bank debt issuer, you should notify the CCO immediately. Even if you decide to not access such information, you should exercise caution as there is a heightened risk of inadvertent exposure to private information when investing in bank debt.

Directorships and Committee Memberships

An Employee of the Company may be a member of the Board of Directors, creditor’s committee or similar committee, group or informal organization of credit holders, or have similar status with a public issuer. Any such memberships must be reported to the CCO immediately by completing Outside Business Activities questionnaire attached hereto as Exhibit C.

“PIPE” Transactions

Private investments in public companies (“PIPEs”) involve the issuance of unregistered securities in publicly traded companies. Before PIPE investors can publicly trade the unregistered securities, the issuer must file, and the SEC must declare effective, a resale registration statement. To compensate investors for this temporary illiquidity, PIPE issuers customarily offer the securities at a discount to market price. Advance news of a PIPE offering may be material non-public information since the announcement typically precipitates a decline in the price of a PIPE issuer’s securities due to the dilutive effect of the offering and the PIPE shares being issued at a discount to the then prevailing market price of the issuer’s stock. You should notify the CCO immediately and exercise particular caution any time you become aware of non-public information relating to a PIPE offering.

Market Rumors

Creating or spreading a rumor that is known to be untrue with the intent of affecting the market price of a security could constitute an unlawful attempt to manipulate market prices and should be avoided at all times. In addition, making investment decisions or otherwise acting on information received as a market rumor can carry significant risk for the Company and the Employee, given the inherent lack of certainty that a market rumor is accurate and/or does not constitute material non-public information. Employees should contact the CCO prior to acting on or sharing any information received as a market rumor.

Penalties for Insider Trading

You may face severe penalties if you trade securities while in possession of material, non-public information, or if you improperly communicate non-public information to others. The consequences to you of illegal insider trading may include:

•	The Company may terminate your employment.

•	You may be subject to criminal sanctions which may include a fine of up to $1,000,000 and/or up to ten (10) years imprisonment.

•	The SEC can recover your profits gained or losses avoided through illegal trading, and a penalty of up to three times (3x) the profit from the illegal trades.

•	The SEC may issue an order permanently barring you from the securities industry.

•	You may be sued by investors seeking to recover damages for insider trading violations.

Insider trading laws provide for penalties for “controlling persons” of individuals who commit insider trading. Accordingly, under certain circumstances, a supervisor of an employee who is found liable for insider trading may also be subject to penalties.

The Company could be subject to the following penalties in the event an Employee is found liable for insider trading:

•	Civil penalties of up to the greater of $1 million or three times (3x) the amount of profits gained or losses avoided by an Employee;

•	Criminal fines of up to $2.5 million per violation; and

•	Restrictions on the Company’s ability to conduct certain of its business activities.

3.	Compliance Procedures

Compliance procedures with respect to identifying and the handling of material non-public information is of the utmost importance to the Company and the CCO. As a result, the following procedures have been established to aid Employees in addressing situations where they have access to material non-public information relating to any company. Each Employee must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties.

There is zero tolerance for violations of this policy. As previously stated, compliance with the Code shall be a condition of employment or continued affiliation with the Company and conduct not in accordance herewith shall constitute grounds for sanctions (including, without limitation, reprimands, restrictions on activities, disgorgement, termination of employment, or removal from office).

Identifying Material Non-public Information

Before executing any trade for yourself or others, including Client accounts (which includes Trust clients), you must determine whether you have access to material, non-public information. Ask yourself the following questions:

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Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if disclosed?

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Is the information non-public? To whom has this information been provided? Has the information been effectively communicated to the marketplace by appearing in publications of general circulation? Is the information already available to a significant number of other traders in the market?

If after consideration of the foregoing you believe that the information is material and non-public, or if you have questions as to whether the information is material and non-public, you should take the following steps:

•	Report the matter immediately to the CCO.

•	Do not purchase or sell the securities on behalf of yourself or others, including any Client account without receiving pre-approval of such purchase or sale from the CCO.

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Do not communicate the information within or outside of the Company other than to the CCO and other persons who “need to know” such information in order to perform their job responsibilities at the Company.

Upon the determination by the CCO that the information received is material and non-public, the CCO will promptly add the name to the Company Restricted List (as defined and discussed below).

Restricted List

Receipt by the Company or an Employee of material non-public information, as well as certain transactions in which the Company may engage, may require, for either business or legal reasons, that Client accounts or personal accounts of Employees do not trade in the subject securities for specified time periods and/or without the pre-approval of the CCO. Any such security will be designated as “restricted.” The CCO will determine which securities are restricted, will maintain a list (the “Restricted List”) of such securities and will deny permission to effect transactions in Client or Employee personal accounts in securities so long as the CCO determines the Company or the Employee requesting to trade the subject security is in possession of material non-public information. The CCO will disseminate the Restricted List via email on a weekly basis to all Employees. Blue River is copied on each Restricted List email and maintains an electronic version of the Restricted List in the MCO compliance software which is reconciled against the disseminated list on a weekly basis.

No Employee may engage in any trading activity, whether for a Client account or a personal account, with respect to a security while it is on the Restricted List without first receiving prior approval of the CCO. Restrictions with regard to designated securities are also considered to extend to options, rights or warrants relating to those securities and any securities convertible into those securities.

The CCO and CEO of the Company review the Restricted List on a weekly and also receive a third party opinion from legal counsel as needed. Following this weekly review, the Restricted List is distributed via email to all Employees with a reminder that trading in any securities on the list is prohibited unless prior approval is granted by the CCO

The CCO or designee will be responsible for determining whether to remove a particular company from the Restricted List.

The Restricted List is confidential and may not be disseminated outside the Company and there is zero tolerance for violations of this policy.

Confidentiality of Material Non-Public Information

Communications

Information in your possession that you identify as material and non-public may not be communicated to anyone, including any person within the Company other than the CCO and those persons who “need to know” such information in order to perform their job responsibilities at the Company.

Information Handling

Employees should take all appropriate actions to safeguard any material, non-public information in their possession. Care should be taken that such information is secure at all times. For example, do not leave documents or papers containing material, non-public information on your desks or otherwise for people to see, access to files containing material, non-public information and computer files containing such information should be restricted, and conversations containing such information, if appropriate at all, should be conducted in private.

You may not make unauthorized copies of material, non-public information. Additionally, you must ensure the disposal of any material, non-public information in your possession is authorized (for example, material, nonpublic information obtained pursuant to a confidentiality agreement may be required to be returned in certain circumstances). Upon termination of your employment with the Company, you must return to the Company any material, non-public information (and all copies thereof in any media) in your possession or under your control.

D.	Personal Securities Transactions

1.	General

The Company has adopted the following general principles governing personal investment activities by Company personnel:

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the interests of Client accounts will be placed in front of any Employee personal transaction. Appropriate investment opportunities must be made for the Company’s Clients before the Company or any Employee may act on them; and

•
all personal securities transactions will be conducted in such a manner as to avoid any actual, potential or perceived conflicts of interest or abuse of an individual’s position of trust and responsibility.

2.	Restrictions and Limitations on Personal Securities Transactions

The following restrictions and limitations govern investments and personal securities transactions by all Employees:

Restricted List

No Employee personal securities transactions will be permitted in any security that is currently on the Company’s Restricted List without the prior approval of the CCO. All Employee personal securities transactions are subject to monitoring in order to ascertain any pattern of conduct which may evidence use of material non-public information obtained in the course of their employment.

Participation in IPOs and Secondary Offerings

No Employee may acquire any security in an initial public offering (IPO) or secondary public offering without the prior approval of the CCO.

Private Placements

Private placements of any kind (including, but not limited to, limited partnership investments, limited liability companies, hedge funds, private equity funds, PIPEs, real estate, oil and gas partnerships and venture capital investments) may only be acquired with pre-approval of the CCO, and, if approved, will be subject to monitoring for possible future conflicts. A request for approval of a private placement must be submitted in advance of the proposed date of investment by completing an Outside Activities Disclosure Form attached hereto in Exhibit C.

Prohibition Against Front Running

The Company has established a policy that its Employees shall not execute a personal transaction in a security if an order for a Client account for the same security, same way, at the same price (whether limit or market order) remains unexecuted. Such restriction shall be effective for four (4) trading days before and after any such Client account.

Each Employee is prohibited from buying or selling for either a Client account or an Employee personal account (i) an option while in possession of non-public information concerning a block transaction by a Client account in the underlying stock, or (ii) an underlying security while in possession of non-public information concerning a block transaction by a Client account in an option covering that security (the “inter-market front running”). This prohibition extends to trading in stock index options and stock index futures while in possession of non-public information concerning a block transaction in a component stock of an index.

Pre-Clearance Procedures

With respect to the above transactions requiring pre-approval of the CCO, Employees must obtain such approval from the CCO by submitting a pre-clearance form in the form of Exhibit K or via email request. All approved securities transactions must be executed on the same day that the pre-clearance is obtained. Post-approval of personal securities transactions is not permitted.

Actions that occur without the direction of the Employee will be exempt from these requirements (option expiration, called bond, converted security, etc.).

The securities below are exempt from the above pre-clearance requirement:

3.	Reportable Accounts

All Employees must provide to the CCO a written or electronic disclosure in the form Exhibit D certifying all Reportable Brokerage Accounts within ten (10) days after first becoming an Employee and thereafter upon establishing any new Reportable Brokerage Account. For the purposes of this Manual, Reportable Brokerage Accounts include any personal brokerage account over which the Employee has control or discretionary trading authority and that has the capability to hold or trade individual securities (stocks, bonds, options etc.). The following types of accounts are NOT considered Reportable Brokerage Accounts and are not reportable:

•	Any personal brokerage account over which the Employee has no control or discretionary trading authority, including any Managed Accounts (as defined below); and

•	Accounts that allocate exclusively to open-end mutual funds and do not have discretionary brokerage capability for individual securities (e.g., 529 and 401(k) accounts).

A Managed Account is a brokerage account that meets the following criteria:

•	the account is managed by a third party investment manager; and

•	the Employee has no power to control or influence investment decisions in the account.

A Managed Account held by an Employee will be exempted from trade pre-clearance and ongoing reporting requirements of this Code. The Employee will be required to report the account to the CCO and provide a letter signed by the investment manager on the manager’s letterhead that the above criteria will be met or alternatively, may provide a copy of the investment advisory agreement or contract.

4.	Investment Reporting

Holdings Reports

All Employees must certify their personal securities holdings via the Initial Holdings Report in the form of Exhibit E within 10 days after first becoming an Employee. The information contained in the Initial Holdings Report must be current as of a date no more than forty-five (45) days prior to the date the person becomes an Employee.

Additionally, Employees must submit an Annual Holdings Report in the form of Exhibit E by January 31 of each year, provided, however, that an Employee need not submit an Annual Holdings Report if the information reported therein would be duplicative of information contained in broker trade confirmations, notices or advices or account statements received by the Company. The information contained in the Annual Holdings Report must be current as of a date no more than forty-five (45) days prior to the date the Annual Holdings Report is submitted.

A report must be submitted even if no purchases or sales of securities were made during the period covered by the report.

Transactions Reports

Employees must file a written or electronic Quarterly Trade Report in the form of Exhibit F within thirty (30) days after the end of each calendar quarter that identifies all transaction made during the quarter, provided, however, that an Employee need not submit a Quarterly Trade Report if the information reported therein would be duplicative of information contained in broker trade confirmations, notices or advices or account statements received by the Company.

A Quarterly Trade Report must be submitted even if no purchases or sales of securities were made during the period covered by the report.

5.	Review

The CCO shall be responsible for (i) notifying Employees of their reporting obligations under this Code and (ii) reviewing the reports submitted by each Employee under this Code. The CCO may assign the review of Employee reports to a designee, however, no person shall be allowed to review or approve his or her own reports, and reports shall be reviewed by the CCO or other officer who is senior to the person submitting the report. The CCO shall maintain records of all reports filed pursuant to these procedures.

All Employee personal securities transactions are subject to monitoring in order to ascertain any patterns of conduct which may evidence conflicts with the principles of this Manual, including patterns of front-running or other inappropriate behavior. Additionally, all electronically captured trades will be automatically compared against the Company’s electronic Restricted List and any trading in securities on the Restricted List will generate an automatic trade exception alert which is immediately escalated to the CCO for review. Additionally, both electronically captured and trading statements (if an electronic feed cannot be established) are reviewed on a quarterly basis by CCO or his designee.

E.	Political Contributions

1.	Company Contributions

Company funds or gifts may not be furnished, directly or indirectly, to a government official, government employee or politician for the purpose of obtaining or maintaining business on behalf of the Company. Such conduct is illegal and may violate federal and state criminal laws. Assistance or entertainment provided to any government office should never, in form or substance, compromise the Company’s arms-length business relationship with the government agency or official involved.

2.	Foreign Corrupt Practices Act (“FCPA”)

The FCPA prohibits the direct or indirect giving of, or a promise to give, “things of value” in order to corruptly obtain a business benefit from an officer, employee, or other “instrumentality” of a foreign government. Companies that are owned, even partly, by a foreign government may be considered an “instrumentality” of that government. In particular, government investments in foreign financial institutions may make the FCPA applicable to those institutions. Individuals acting in an official capacity on behalf of a foreign government or a foreign political party may also be “instrumentalities” of a foreign government.

The FCPA includes provisions that may permit the giving of gifts and entertainment under certain circumstances, including certain gifts and entertainment that are lawful under the written laws and regulations of the recipient’s county, as well as bona-fide travel costs for certain legitimate business purposes. However, the availability of these exceptions is limited and is dependent on the relevant facts and circumstances.

Civil and criminal penalties for violating the FCPA can be severe. The Company and its Access Persons must comply with the spirit and the letter of the FCPA at all times. Access Persons must obtain written pre-clearance from the CCO prior to giving anything of value that might be subject to the FCPA by submitting a pre-clearance form in the form of Exhibit P.

3.	Pay-to-Play

Background

SEC Rule 206(4)-5 prohibits "pay-to-play" practices by investment advisers that seek to provide investment advisory services to government entities (i.e., any state or political subdivision of a state, including: any agency, authority or instrumentality of the state, a pool of assets sponsored or established by the state, a plan or program of a government entity; and officers, agents, or employees of the state acting in their official capacity). The rule applies to government assets managed by the Company, whether in a separate account or a pooled investment vehicle.  Rule 206(4)-5 prohibits:

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An adviser's receipt of compensation from a government entity for two years following any contribution by the adviser or certain of its personnel (“covered associates”), to certain officials (“covered official”) of a government entity;

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Payments by an adviser or any covered associate to third-party solicitors or placement agents for their solicitation of government entities unless the third party solicitor is a registered representative of a broker-dealer or registered investment adviser subject to pay-to-play regulations; and

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An adviser and its covered associates from soliciting or coordinating contributions for an official of a government entity to which the adviser is seeking to provide advisory services, or payments to a political party of a state or locality where any adviser is providing or seeking to provide advisory services to a government entity.

The rule also prohibits acts done indirectly, which, if done directly, would result in a violation of the rule and includes increased recordkeeping requirements regarding political contributions made by its covered associates.

The look back provisions of the rule require an investment adviser to look back in time to determine whether it will be subject to any business restrictions under the rule when employing or engaging a person who would be considered a covered associate due to such person’s triggering contribution to an official of a government entity. The two year time out is not triggered by a contribution made by a natural person more than six (6) months prior to becoming a covered associate, unless he or she, after becoming a covered associate, solicits Clients. As a result, the full two (2) year look back applies only to covered associates who solicit for the Company.

Definitions

A contribution means any gift, subscription, loan, advance, or deposit of money or anything of value made for:

•	The purpose of influencing any election for federal, state or local office;

•	The payment of debt incurred in connection with any such election; or

•	Transition or inaugural expenses incurred by the successful candidate for state or local office.

This includes not only monetary contributions, but also in-kind contributions such as payment for services or use of facilities, personnel or other resources to benefit any federal, state or local candidate campaign, political party committee, or other political committee or political organization exempt from federal income taxes under Section 527 of the Internal Revenue Code (such as the Republican or Democratic Governors Association), or the inaugural committee or transition team of a successful candidate.

Volunteer services provided to a campaign by Employees on their own personal time are not treated as contributions.

A covered associate includes any of the following:

•	The Company’s general partners, executive officers or other individuals with a similar status or function;

•	Any Employees who solicits government entities for the Company and any person who supervises, directly or indirectly, such Employee; and

•	Any political action committee controlled by the investment adviser or its covered associates.

A covered official is a person (including any election committee for the person) who was, at the time of the contribution, an incumbent, candidate or successful candidate of a government entity, if the official can (i) directly or indirectly influence the governmental entity’s selection of an investment adviser; or (ii) has the authority to appoint an official with such influence. This could cover state or local officials who are running for federal office.

A government entity is defined as any state and local governments and political subdivisions thereof, including their agencies and instrumentalities and pools of assets sponsored or established by the foregoing (such as public pension funds and participant-directed investment programs for the benefit of the public (e.g., 529 college tuition savings programs) or government Employees (e.g., 403(b) and 457 retirement plans)).

Compliance Procedures

The following procedures will apply to political contributions by the Company and its Employees:

•	all contemplated contributions to a political candidate (including federal, state, local or PACs) by any Employee will require pre-clearance from the CCO;

•	coordination of, or solicitation by, the Company of political contributions to a government official, or payment to a political party of a state or locality, will not be permitted;

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newly hired or promoted Employees who will be considered covered associates will be required to disclose any political contributions made in the past two years to determine if the look back provisions will apply; and

•	any new relationships with third-party solicitors will require pre-approval from the CCO. (See also Section V.E regarding additional policies relating to engagement of third-party solicitors)

In addition, the CCO may require periodic certifications from Employees that they have not made any political contributions in violation of the Company’s policy.

Exemptions

De Minimis Contributions

Although all contributions by Employees must be pre-approved, contributions to any state or local candidate or official which are less than the statutory de minimis amounts will be approved. Contributions will be approved if:

•	the Employee is entitled to vote for the candidate and the contribution does not exceed $350 per election; or

•	the Employee is not entitled to vote for the candidate and the contribution does not exceed $150 per election.

Other Limited Exemptions

Pursuant to the “returned contribution” exception, if a covered associate of an adviser makes a contribution that triggers the two year (2) time-out period solely because he or she was not entitled to vote for the official at the time of the contribution, the Company can effectively undo the contribution under very narrow circumstances. To be eligible for the returned contribution exception,

•	the contribution had to be less than $350,

•	the Company must have discovered the contribution within four months of the date of such contribution, and

•	the Company must cause the contributor to re-collect the contribution within 60 days after the Company discovers the contribution.

The specificity of the requirements significantly limits the availability of the exception. Further, an adviser with less than 50 employees can only rely on the returned contribution exception twice in a twelve (12) month period (three times for advisers with more than fifty (50) employees) and an adviser can never use the returned contribution exception for the same covered associate twice.

In addition, Rule 206(4)-5 allows an adviser to apply for an order exempting it from the two (2) year time-out requirement in the event of an inadvertent violation that falls outside of the exceptions set forth above when, according to the SEC, the imposition of the time-out provision is unnecessary to achieve the Rule’s intended purpose.

Record-keeping

Rule 206(4)-5 also requires the Company to keep records of contributions made by the Company and its covered associates to government officials and candidates, payments to state or political parties and PACs, a list of its covered associates and government entities that invest or have invested in the past five (5) years with the Company or a pooled investment vehicle managed by the Company. The Company must also maintain records of the names and addresses of each regulated third party adviser or broker-dealer to whom the Company provides payment for the solicitation of a government entity.

F.	Conflicts of Interest

1.	General

Under Section 206 of the Advisers Act, the duty of the Company and Trust to refrain from fraudulent conduct includes an obligation to disclose material facts to its Clients whenever the failure to do so would defraud any Client or prospective client. The Company’s duty to disclose material facts is particularly pertinent whenever the Company is in a situation involving a conflict or potential conflict of interest with a Client. The type of disclosure required by the Company in such a situation will depend upon all the facts and circumstances, but as a general matter, the Company must disclose to Clients all material facts regarding the potential conflict of interest so that the Client can make an informed decision whether to enter into or continue an advisory relationship with the Company or whether to take some action to protect himself against the specific conflict of interest involved.

If any Employee is aware of a personal interest that is, or might be, in conflict with the interest of the Company or its Clients, that Employee shall disclose the situation or transaction and the nature of the conflict to the CCO for appropriate consideration.

Please see Section III.H for a complete discussion of the Company’s disclosure obligations on Form ADV.

2.	Investment Conflicts

Employees who are planning to invest in or make a recommendation to invest in a security for any Client, and who have a material interest in the security or a related security, must first disclose such interest to the CCO. The CCO shall conduct an independent review of the recommendation to purchase the security for Clients and written evidence of such review shall be maintained by the CCO. Employees shall not fail to timely recommend a suitable security to, or purchase or sell of suitable security for, the Company in order to avoid an actual or apparent conflict with a personal transaction in a security.

3.	Prohibited Conduct with Clients

It is a violation of an Employee’s duty of loyalty to the Company and its Clients for any Employee, without the prior written consent of the Compliance Officer, to:

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rebate, directly or indirectly, to any person, firm, corporation or association, other than the Company, compensation of any nature as a bonus, commission, fee, gratuity or other consideration in connection with any transaction on behalf of the Company or a Client account;

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accept, directly or indirectly, from any person, firm, corporation or association, other than the Company, compensation of any nature as a bonus, commission, fee, gratuity or other consideration in connection with any transaction on behalf of the Company or a Client account;

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own any stock or have, directly or indirectly, any financial interest in any other organization engaged in any securities, financial or related business, except for a minority stock ownership or other financial interest in any business which is publicly-owned; or

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borrow money from any of the Company’s suppliers or Clients; provided, however, that (i) the receipt of credit on customary terms in connection with the purchase of goods or services is not considered to be a borrowing within the foregoing prohibition and (ii) the acceptance of loans from banks or other financial institutions on customary terms to finance proper and usual activities, such as home mortgage loans, is permitted except where prohibited by law.

4.	Outside Activities of Employees

Policy

Employees are expected to devote their full professional time and efforts to the business of the Company and to avoid any activities that could present actual or perceived conflicts of interest.

Employees must obtain prior approval from the CCO for any outside activity that involves:

•	a time commitment that would prevent you from performing your duties for the Company;

•	accepting a second job or part-time job of any kind or engaging in any other business outside of the Company or Trust;

•	active participation in any business in the financial services industry or otherwise in competition with the Company or Trust;

•	teaching assignments, lectures, public speaking, publication of articles, or radio or television appearances, or

•
serving as a director, officer, general partner or trustee of, or as a consultant to, any business, corporation or partnership, including family owned businesses and charitable, non-profit and political organizations.

Employees may not serve on the board of any company whose securities are publicly traded, or of any company in which the Company or any Client account owns securities, without the prior approval of the CCO. If such approval is granted, it may be subject to the implementation of appropriate procedures to isolate investment personnel serving as directors from making investment decisions for a Client account managed by the Company concerning the company in question.

Compliance Procedures

All outside activities conducted by an Employee must be approved prior to participation by the CCO or his/her designee by completing and submitting an Outside Business Activities questionnaire attached hereto as Exhibit C.

The CCO or his/her designee may require full details concerning the outside activity including the number of hours involved and any compensation to be received. In addition, in connection with any approval of an outside activity, such approval may, at the discretion of the CCO, be subject to certain conditions deemed necessary or appropriate to protect the interests of the Company or any Client.

5.	Gifts and Entertainment

Policy

The Company recognizes the value of fostering good working relationships with individuals and firms doing business or seeking to do business with the Company. Subject to the guidelines below, Employees are permitted, on occasion, to accept gifts and invitations to attend entertainment events. However, Employees should always act in the best interests of the Company and its Clients and should avoid any activity that might create an actual or perceived conflict of interest or impropriety in the course of the Company’s business relationships. Employees should not accept any gifts or entertainment invitations that have the likelihood of influencing their decisions regarding the business transactions involving the Company. Employees should contact the CCO or his/her designee to discuss any offered activity or gift that may create such a conflict. The Company reserves the right to prohibit the acceptance or retention of a gift or offer of entertainment, regardless of value, as it may determine in its sole discretion.

Entertainment may include such events as meals, shows, concerts, theatre events, sporting events or similar types of entertainment. “Entertainment” also includes in-town and out-of-town trips and seminars where the service provider or counterparty offers to pay for items such as lodging, airfare, meals and/or event expenses. For the purposes hereof, a gift will be deemed to be of significant value if it exceeds $200.00 per gift from any person or entity doing business or seeking to do business with the Company and an entertainment event will be deemed to be of significant value if it exceeds $1,000.00 per event from any such person or entity. An entertainment event will only be deemed to be entertainment if a representative of the service provider or counterparty is also attending the event (otherwise, it will be deemed to be a gift). No gift or entertainment may be accepted or given, however, regardless of value, that has the likelihood of influencing, any business decision or relationship of the Company.

Compliance Procedures

The Company has adopted the following principles and procedures governing gifts and entertainment:

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Any gifts or entertainment of significant value (as defined above) offered from an existing or prospective firm service provider or counterparty must be approved by the CCO via the form included in Exhibit L.

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Employees may not accept more than four (4) gifts or attend more than four (4) entertainment events per year, regardless of value, given or sponsored by the same person or entity without approval from the CCO via the form included in Exhibit L.

•	Employees may not request or solicit gifts or particular entertainment events.

•	No gift of cash or cash equivalents may be accepted.

•	Items such as pens, coffee mugs or clothing items with a counterparty’s logo are excluded.

G.	Confidentiality and Privacy Policies

1.	Company Information

The protection of confidential business information is vital to the interests and the success of the Company. Employees may not disclose to third parties, or use for his/her own personal benefit, any information regarding:

•	Advice by the Company to its Clients (which includes Trust clients);

•	Securities or other investment positions held by the Company or its Clients;

•	Transactions on behalf of the Company or its Clients;

•	The name, address or other personal identification information of Clients or investors;

•	Personal financial information of Clients or investors, such as annual income, net worth or account information;

•	Investment and trading systems, models, processes and techniques used by the Company;

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Company business records, Client files, personnel information, financial information, Client agreements, supplier agreements, leases, software, licenses, other agreements, computer files, business plans, analyses;

•	Any other non-public information or data furnished to you by the Company or any Client or investor in connection with the business of the Company or such Client or investor; or

•	Any other information identified as or which you may otherwise be obligated to keep confidential.

The information described above is the property of the Company and should be kept strictly confidential. Employees may not disclose any such information to any third party without the permission of the CCO or another officer of the Company, except for a purpose properly related to the business of the Company or a Client of the Company (such as to a Client’s independent accountants or administrator) or as required by law.

2.	Client Information and Privacy Policy

The Company is required by federal regulations to adopt certain procedures designed to protect all Client confidential and nonpublic information and to safeguard personal information contained in both paper and electronic records. The following policy (the “Privacy Policy”) is designed to meet the standards set forth in the federal regulations as well as the Commonwealth of Massachusetts Standards for Protection of Personal Information (to the extent that such standards are applicable). For purposes of this Privacy Policy, the term Client includes, where appropriate, investors in Funds managed by the Company.

Implementation

The Company is committed to (i) safekeeping personal information collected from potential, current and former Clients and (ii) safeguarding against the unauthorized acquisition or use of unencrypted data or encrypted electronic data regarding each Client. The proper handling of personal information is one of the Company’s highest priorities.

To this end, the CCO has been designated to implement, maintain, review and revise, as necessary, a comprehensive information security program. The primary objectives for the CCO are to identify and assess any and all reasonably foreseeable internal and external risks to the security, confidentiality and/or integrity of any electronic, paper or other records containing personal information, and to evaluate and improve, where necessary, the effectiveness of current safeguards for limiting such risks. To this end, the Company:

•	employs ongoing Employee training,

•	sets policy for Employees relating to the storage, access and transportation of Client records and personal information,

•	reviews the scope of security measures at least annually,

•	reasonably monitors its information systems, including for unauthorized use or access, and

•
reasonably reviews and tests electronic encryption and other elements of its computer security system (including its secure user authentication protocols, secure access control measures and system security agent software).

The Company reviews all contractual relationships with third party service providers engaged by the Company to ensure adequate protections are in place with respect to the safeguarding of personal information.

Client Information

The Company collects and keeps only such information that is necessary for it to provide the services requested by its Clients and to administer its Clients’ business with the Company. For instance, the Company may collect nonpublic personal information (such as name, address, social security number, assets, income, net worth, copies of financial documents and other information deemed necessary to evaluate the Client’s financial needs) from Clients when they complete a subscription or other form. The Company may also collect nonpublic personal information from Clients or potential clients as a result of transactions with the Company, its affiliates, its Clients or others (such information to include information received from outside vendors to complete transactions or to effect financial goals).

Sharing Information

The Company only shares the nonpublic personal information of its Clients with unaffiliated entities or individuals (i) as permitted by law and as required to provide services to the Company’s Clients, such as with representatives within our Company, securities clearing firms, Trust administrators, custodians, stock exchanges, insurance companies and other services providers of the Company and Trusts, or (ii) to comply with legal or regulatory requirements. The Company may also disclose nonpublic personal information to another financial services provider in connection with the transfer of an account to such financial services provider. Further, in the normal course of business, the Company may disclose information it collects about Clients to entities or individuals that contract with the Company to perform servicing functions such as recordkeeping or computer-related services. Finally, the Company may make good faith disclosure of the nonpublic personal information of its Clients to regulators who have regulatory authority over the Company.

Companies hired to provide support services to the Company are not allowed to use personal information for their own purposes and are contractually obligated to maintain strict confidentiality. When the Company provides personal information to service providers, it requires these providers to agree to safeguard such information, to use the information only for the intended purpose and to abide by applicable law.

The Company does not (x) provide personally identifiable information to mailing list vendors or solicitors for any purpose or (y) sell information relating to its Clients to any outside third parties.

Employee Access to Information

Only Employees with a valid business reason have access to Clients’ personal information. These Employees are educated on the importance of maintaining the confidentiality and security of such information and are required to abide by the Company’s information handling practices. The Company employs reasonable procedures to prevent terminated Employees from accessing records containing personal information.

Protection of Information

The Company maintains security standards to protect Clients’ information, whether written, spoken, or electronic. To that end, the Company restricts access to nonpublic personal information to Company personnel who need to know such information in order to provide services to Clients. All electronic or computer files containing such information is password secured and firewall protected from access by unauthorized persons.  The Company periodically updates and checks its systems to ensure the protection and integrity of information.

The Company also maintains reasonable restrictions upon physical access to records containing personal information, and stores such records in secure facilities.

Maintaining Accurate Information

The Company’s goal is to maintain accurate, up to date Client records in accordance with industry standards. The Company has procedures in place to keep information current and complete (including the timely correction of inaccurate information).

E-Mail

Should a Client send the Company a question or comment via e-mail, the Company will share the Client’s correspondence only with those Employees or agents most capable of addressing the Client’s question or concern. All written communications pertaining to such question or comment will be retained by the Company until such time as the Company believes (in its good faith judgment) that it has provided the Client with a complete and satisfactory response. After that time, the Company will either discard the communication or archive it according to the requirements of applicable securities laws.

Please note that, unless expressly advised otherwise, the Company’s e-mail facilities do not provide a means for completely secure and private communications. Although every attempt will be made to keep Client information confidential, from a technical standpoint, there is still a risk. For that reason, please do not use e-mail to communicate information to the Company that is considered to be confidential. If the Client wishes, communications with the Company may be conducted via telephone or by facsimile. Additional security is available to Clients if they equip their Internet browser with 128-bit “secure socket layer” encryption, which provides more secure transmissions.

Disclosure of Privacy Policy

The Company recognizes and respects the privacy concerns of its potential, current and former Clients. The Company is committed to safeguarding this information. As a member of the financial services industry, the Company provides this Privacy Policy for informational purposes to Clients and Employees and will distribute and update it as required by law. The Privacy Policy is also available to upon request.

Violations

The Company imposes reasonable disciplinary measures, which may include termination, for violations of its Privacy Policy.